Exhibit 107.1
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Griffon Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Griffon Corporation Amended and Restated 2016 Equity Incentive Plan	Equity	Common Stock, $0.25 par value per share	Rule 457(c) and Rule 457(h)	2,600,000	$69.92	$181,792,000	$147.60 per $1,000,000	$26,833
	Total Offering Amounts					$181,792,000		$26,833
	Total Fee Offsets (3)							$0
	Net Fee Due							$26,833

(1) Represents additional shares of the Registrant’s Common Stock issuable pursuant to Amendment No. 1 to the Griffon Corporation Amended and Restated 2016 Equity Incentive Plan being registered hereby. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of Common Stock of the Registrant that become issuable pursuant to awards by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(2) Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated to be $69.92, based on the average of the high sales price ($70.59) and the low sales price ($69.24) per share of the Registrant’s Common Stock as reported on the New York Stock Exchange on March 15, 2024.

(3) The Registrant does not have any fee offsets.